State of Delaware
Secretary of State
Division of Corporations
Delivered 08:10 PM 04/12/2012
FILED 08:09 PM 04/12/2012
SRV 120425033 - 5139155 FILE

CERTIFICATE OF INCORPORATION
OF
YAMBEAR BIO-TECH, INC.

I, THE UNDERSIGNED, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

FIRST: The name of the Corporation is Yambear Bio-Tech, Inc.

SECOND: Its registered office is to be located at Suite 806, 1220 N. Market Street, Wilmington, DE 19801, County of New Castle. The name of the registered agent at such address is Registered Agents Legal Services, LLC.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Laws.

FOURTH: The amount of total authorized capital stock of the corporation is one-hundred million (100,000,000). All such shares are to be with par value of 0.0001 and are to be of one class.

FIFTH: The incorporator of the corporation is Jenn Meier, whose mailing address is Suite 806, 1220 N. Market Street, Wilmington, DE 19801.

SIXTH: A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages from breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act of omission occurring prior to the time of such amendment, modification or repeal.

SEVENTH: The powers of the incorporator are to terminate upon filing of this Certificate. The name and mailing address of the person(s) who will serve as the initial director(s) until the first annual meeting of the stockholders of the corporation, or until a successor(s) is elected and qualified are:

Hsin-Lung Lin
2972 Columbia St. #9199
Torrance, CA 90503

The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is their act and deed on this twelfth day of April, 2012.

Jenn Meier

Jenn Meier
INCORPORATOR

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:57 PM 10/25/2013
FILED 02:53 PM 10/25/2013
SRV 131236775 - 5139155 FILE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

YAMBEAR BIO-TECH, INC.

Yambear Bio-Tech, Inc. (the "Corporation") organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That by unanimous written consent of the Board of Directors of Yambear Bio-Tech, Inc. (the "Corporation") resolutions were duly adopted setting forth a proposed amendment of the Corporation's Certificate of Incorporation, declaring said amendment to be advisable and requesting a majority of the stockholders of the Corporation to give their consent in writing thereto. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that Article I of the Certificate of Incorporation of the Corporation be amended and restated to read as follows:

The name of the corporation is "Jishanye, Inc."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a majority of the stockholders of said corporation gave their consent in writing to the preceding resolutions in lieu of meeting of stockholders pursuant to Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation to be signed this 24th day of October, 2013.

By: /s/ Hsin-Lung Lin
Hsin-Lung Lin, Chief Executive Officer